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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-60170

PRICING SUPPLEMENT NO. 1 DATED MAY 30, 2001
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(To Prospectus dated May 10, 2001 and
Prospectus Supplement dated May 24, 2001)


                               U.S.$1,500,000,000

                             McDONALD'S CORPORATION

                          Medium-Term Notes, Series G
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

      The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.


Principal Amount:            U.S.$25,000,000

Issue Price:                 Varying prices related to prevailing market prices

Original Issue Date:         June 8, 2001

Stated Maturity:             June 8, 2016

Interest Rate:               6.50% per annum

Interest Payment Dates:      The 8th day of each month commencing July 8, 2001
   (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:        The 1st day of each month
   (Applicable only if other than February 1 and August 1 of each year)

Form:                        [X] Book-Entry    [_] Certificated

Specified Currency:          U.S. dollars
   (If other than U.S. dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:        [_] Yes   [_] No

   (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
   (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
   (Applicable only if other than immediately available funds)

Optional Redemption:         [_] The Notes cannot be redeemed prior to Stated
                                 Maturity.

                             [X] The Notes can be redeemed prior to Stated
                                 Maturity.

Optional Redemption Dates:   June 8 and December 8 of each year commencing
                             June 8, 2004

   Redemption Prices:

    [_] The Redemption Price shall initially be              % of the principal
amount of the Note to be redeemed and shall decline at each anniversary of the
initial Optional Redemption Date by             % of the principal amount to be
redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

    [X] Other:    The Redemption Price shall be 100% of the principal amount of the Notes

Sinking Fund:                [X] The Notes are not subject to a Sinking Fund.

                             [_] The Notes are subject to a Sinking Fund.

   Sinking Fund Dates:

   Sinking Fund Amounts:

Amortizing Note:             [_] Yes     [X] No

   Amortization Schedule:
Optional Repayment:          [_] Yes     [X] No

   Optional Repayment Dates:

   Optional Repayment Prices:

Original Issue Discount Note:    [_] Yes      [X] No

   Total Amount of OID:

   Yield to Stated Maturity:

   Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission: 1.625% of the principal amount of the Notes

Net proceeds to Company (if sale to Agent as principal): 98.375% of the principal amount of the Notes

Agent's Capacity:      [_] Agent      [X] Principal

Agent:                 Merrill Lynch & Co.

CUSIP:                 580 13MDN1

Plan of Distribution:  The Notes will be sold to Merrill Lynch & Co. at 98.375%
                       of the principal amount of the Notes, for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.